Exhibit 99.1

SEABOARD CORPORATION ANNOUNCES CHANGE OF LOCATION

OF ANNUAL MEETING OF STOCKHOLDERS

March 25, 2020

Merriam, Kansas

Seaboard Corporation (NYSE AMERICAN symbol:  SEB) announced today that the location of the Annual Meeting of Stockholders to be held on Monday, April 27, 2020 will be changed to the Seaboard Corporation offices at 9000 West 67th Street, Merriam, Kansas, instead of the Weston Waltham, Waltham, Massachusetts, due to the cancelation by the Weston Waltham of event space rentals through the end of April as a result of the coronavirus (COVID-19) pandemic.

There are no changes to the matters to be voted on at the Annual Meeting and the form of Proxy and process for stockholders to vote their shares remains the same.

In summary, the Seaboard Corporation Annual Stockholders meeting will be held as follows:

Location:    Seaboard Corporation

9000 West 67th Street

Merriam, Kansas

Date and   April 27, 2020

Time:    1:00 p.m. Central Time